KPMG LLP
Two Financial Center 60 South Street
Boston, MA 02111

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated June 24, 2026, with respect to the financial statements of Allspring Core Bond Portfolio, Allspring Disciplined International Developed Markets Portfolio, Allspring Disciplined Large Cap Portfolio, and Allspring Small Company Value Portfolio, and the consolidated financial statements of Allspring Macro Strategies Portfolio and Allspring Real Return Portfolio, each a series of Allspring Master Trust, as of April 30, 2026, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts August 25, 2026